Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Joseph McGinn (media) 215-977-3237
Peter Gvazdauskas (investors) 215-977-6322

SUNOCO LOGISTICS REPORTS RECORD EARNINGS FOR THE FIRST QUARTER 2013

PHILADELPHIA, May 8, 2013 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced its results for the first quarter ended March 31, 2013. Adjusted EBITDA for the three months ended March 31, 2013 increased $67 million to $236 million compared to the first quarter 2012. Net income attributable to partners for the first quarter 2013 was $140 million ($1.09 per limited partner unit diluted), compared with $95 million ($0.77 per limited partner unit diluted) for the first quarter 2012. Additional highlights include:

•	Record distributable cash flow of $195 million

•	Ended the quarter with a Debt to Adjusted EBITDA ratio of 2.5x

•	2nd consecutive five percent quarterly distribution increase; 34 percent distribution increase compared to the first quarter 2012

•	Acquired the Marcus Hook facility from Sunoco for $60 million in April 2013

•	Received sufficient commitments for the Mariner South project

•	Actively developing a crude oil project in the Eaglebine shale region

“The first quarter was a record financially for our Partnership,” said Michael J. Hennigan, president and chief executive officer. “We reached new quarterly highs in both Adjusted EBITDA and distributable cash flow. We were pleased that market conditions were favorable for our business.”

Speaking on the Marcus Hook facility purchase, Hennigan said, “The purchase of the Marcus Hook facility demonstrates Sunoco Logistics’ continued commitment to pursue opportunistic growth in natural gas liquids (NGLs). Marcus Hook has the deep water berths, rail access, truck capability and pipeline infrastructure to rival existing facilities. In addition, Marcus Hook has the unique feature of five underground caverns to store NGLs on the East Coast. As development of the shale plays in Pennsylvania and neighboring states continue to grow, we plan to create a world class natural gas liquids hub near the Marcellus and Utica shales.”

In regard to the success of Mariner South, Hennigan said, “Mariner South is our first example of working together with the Energy Transfer family to optimize our assets and generate opportunities. The project would originate at the Lone Star fractionation facility at Mont Belvieu and connect to a Sunoco Logistics line that runs to our Nederland terminal. Mariner South creates a first-rate Gulf Coast NGL operation in response to the continued growth of NGL production.”

On the Partnership’s newly announced crude oil project, Hennigan said, “We are pleased to announce the Eaglebine Express. This pipeline would help producers in the growing Eaglebine and Woodbine shale regions deliver their crude oil to key markets along the Gulf Coast. We expect to launch the open season for Eaglebine Express soon.”

DETAILS OF FIRST QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended March 31,
	2013	2012	Variance
	(in millions)
Crude Oil Pipelines	$61	$60	$1
Crude Oil Acquisition and Marketing	112	47	65
Terminal Facilities	54	47	7
Refined Products Pipelines	9	15	(6)

Adjusted earnings before interest, taxes, depreciation and amortization expense (“Adjusted EBITDA”) (1)	$236	$169	$67

(1)

The Partnership’s definition of Adjusted EBITDA was revised beginning in the fourth quarter 2012. Prior period results have been recast to conform to the current presentation. For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principle (“GAAP”) metric.

Crude Oil Pipelines

Adjusted EBITDA for the first quarter 2013 increased $1 million compared to the prior year period due primarily to higher throughput volumes and pipeline tariffs which benefitted from the Partnership’s expansion projects and strong demand for West Texas crude oil. These improvements were largely offset by higher operating expenses which included lower pipeline operating gains and increased environmental remediation expenses.

Crude Oil Acquisition and Marketing

Adjusted EBITDA for the first quarter 2013 increased $65 million compared to the prior year period due primarily to expanded crude oil volumes and margins which were the result of an expansion in our crude oil trucking fleet and market related opportunities in West Texas.

Terminal Facilities

Adjusted EBITDA for the first quarter 2013 increased $7 million compared to the prior year period. Results for the first quarter 2012 included a $6 million non-recurring gain recognized in connection with the sale of the Big Sandy terminal and pipeline assets. Excluding this item, Adjusted EBITDA increased $13 million due primarily to increased operating results from the Partnership’s refined products acquisition and marketing activities and improved results from the Partnership’s Eagle Point and Nederland terminals. Partially offsetting these improvements were volume reductions at the Partnership’s refinery terminals which were negatively impacted by turnaround activity during the first quarter 2013 and volume reductions at the Partnership’s refined products terminals.

Refined Products Pipelines

Adjusted EBITDA for the first quarter 2013 decreased $6 million compared to the prior year period. Results for the first quarter 2012 included a $5 million non-recurring gain recognized in connection with the sale of the Big Sandy terminal and pipeline assets. Excluding this item, Adjusted EBITDA decreased $1 million due primarily to lower volumes resulting from turnaround activity at the Philadelphia refinery and capital work in connection with the Mariner West project. These factors were largely offset by higher contributions from our joint-venture interests and the Inland pipeline.

Financing Update

Net interest expense decreased $5 million to $19 million for the first quarter 2013 compared to the prior year period. The current period includes $6 million related to the non-cash amortization of the fair value adjustments recorded on the Partnership’s long-term debt. Excluding this amount, net interest expense increased $1 million compared to the prior year period. Higher interest expense associated with the Partnership’s $700 million senior notes offering in January 2013 was largely offset by higher capitalized interest associated with the Partnership’s expansion capital program and lower interest expense driven by the repayment of $250 million of senior notes in February 2012. At March 31, 2013, the Partnership’s total debt balance was $2.18 billion, excluding $137 million of unamortized fair value adjustments.

CAPITAL EXPENDITURES

	Three Months Ended March 31,
	2013	2012
	(in millions)

Maintenance capital expenditures	$4	$7
Expansion capital expenditures	136	43

Total	$140	$50

The Partnership’s expansion capital spending for the three months ended March 31, 2013 included projects to invest in the Partnership’s crude oil infrastructure by increasing its pipeline capabilities through previously announced expansion capital projects in West Texas, expand upon refined products acquisition and marketing services, upgrade the service capabilities at the Eagle Point and Nederland terminals and invest in the previously announced Mariner and Allegheny Access projects. The Partnership expects to invest approximately $700 million in expansion capital during 2013, excluding major acquisitions, which will be funded by the $700 million senior notes offering in January 2013. Maintenance capital spending is estimated to be approximately $65 million in 2013.

INVESTOR CALL

The Partnership will host a conference call regarding first quarter results on Thursday, May 9, 2013 at 8:30am ET (7:30am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request “Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics.” This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-888-568-0502. International callers should dial 1-402-530-7992.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil and refined products pipeline, terminalling, and acquisition and marketing assets. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, and in the Partnership’s subsequent Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended March 31,
	2013	2012	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$3,512	$3,401	$111
Gain on divestments and related matters	—	11	(11)

Total revenues	3,512	3,412	100
Cost of products sold	3,226	3,194	32
Operating expenses	24	31	(7)
Selling, general and administrative expenses	33	26	7
Depreciation and amortization expense	64	25	39
Impairment charge and related matters	—	9	(9)

Total costs and expenses	3,347	3,285	62

Operating Income	165	127	38
Interest cost and debt expense, net	24	26	(2)
Capitalized interest	(5)	(2)	(3)
Other income	(2)	(2)	—

Income Before Provision for Income Taxes	148	105	43

Provision for income taxes	6	8	(2)

Net Income	142	97	45
Less: Net Income attributable to noncontrolling interests	(2)	(2)	—

Net Income attributable to Partners	$140	$95	$45

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$140	$95	$45
Less: General Partner’s interest	(27)	(15)	(12)

Limited Partners’ interest in Net Income (1)	$113	$80	$33

Net Income per Limited Partner unit:
Basic	$1.09	$0.77

Diluted	$1.09	$0.77

Weighted Average Limited Partners’ units outstanding:
Basic	103.8	103.5

Diluted	104.1	103.9

(1)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	March 31, 2013	December 31, 2012
	(in millions)
Balance Sheet Data:

Cash and cash equivalents	$2	$3

Advances to affiliated companies	$415	$56

Revolving credit facilities (1)	$33	$139
Senior Notes, net	2,148	1,450
Unamortized fair value adjustments, net (2)	137	143

Total Debt	$2,318	$1,732

Sunoco Logistics Partners L.P. Partners’ equity	$6,135	$6,072
Noncontrolling interests	124	123

Total Equity	$6,259	$6,195

Debt to Adjusted EBITDA Ratio:
Total Debt	$2,318
Less: Unamortized fair value adjustments, net (2)	(137)

	$2,181

Adjusted EBITDA (Twelve months ended March 31, 2013)	$877
Debt to Adjusted EBITDA Ratio	2.5x

(1)

As of March 31, 2013, the Partnership had available borrowing capacity of $552 million under its revolving credit facilities, which included $2 million of available borrowing capacity from West Texas Gulf’s revolving credit facility.

(2)

In connection with the application of push-down accounting, the Partnership’s senior notes were adjusted to fair value upon the closing of the acquisition of the Partnership’s general partner by Energy Transfer Partners, L.P. on October 5, 2012. At March 31, 2013, there was $137 million of unamortized fair value adjustments remaining. Interest expense for the first quarter 2013 is net of $6 million of amortization of the fair value adjustments.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics

(unaudited)

	Three Months Ended March 31,
	2013	2012
	(in millions)
Sales and other operating revenue

Crude Oil Pipelines	$95	$80
Crude Oil Acquisition and Marketing	3,259	3,192
Terminal Facilities	183	135
Refined Products Pipelines	30	31
Intersegment eliminations	(55)	(37)

Total sales and other operating revenue	$3,512	$3,401

	Three Months Ended March 31,
	2013	2012
	(in millions)
Adjusted EBITDA

Crude Oil Pipelines	$61	$60
Crude Oil Acquisition and Marketing	112	47
Terminal Facilities	54	47
Refined Products Pipelines	9	15

Total Adjusted EBITDA	$236	$169

	Three Months Ended March 31,
	2013	2012
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of bpd)	1,582	1,467
Pipeline revenue per barrel (cents)	67.0	59.6

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	750	631
Gross profit per barrel purchased (cents) (1)	172.0	89.5
Average crude oil price (per barrel)	$94.34	$102.94

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	414	487
Nederland terminal	850	697
Refinery terminals	325	383

Refined Products Pipelines: (2)
Pipeline throughput (thousands of bpd)	522	528
Pipeline revenue per barrel (cents)	62.9	65.1

Sunoco Logistics Partners L.P.

Financial and Operating Statistics Notes

(unaudited)

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.
(2)	Excludes amounts attributable to equity interests which are not consolidated.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in millions)

Net Income	$142	$97
Interest expense, net	19	24
Depreciation and amortization expense	64	25
Impairment charge (1)	—	9
Provision for income taxes	6	8
Non-cash compensation expense	4	3
Unrealized (gains) losses on commodity risk management activities	(3)	—
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	4	3

Adjusted EBITDA (2)	236	169
Interest expense, net	(19)	(24)
Provision for income taxes	(6)	(8)
Amortization of fair value adjustments on long-term debt	(6)	—
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(3)	(3)
Maintenance capital expenditures	(4)	(7)
Distributable cash flow attributable to noncontrolling interests	(3)	(3)

Distributable cash flow (2)	$195	$124

(1)

In the first quarter 2012, the Partnership recognized a non-cash impairment charge related to a cancelled software project for the crude oil acquisition and marketing business and a refined products pipeline project in Texas.

(2)

Management of the Partnership believes Adjusted EBITDA and Distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and Distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses. Historical amounts presented have been recast to conform to current period presentation.